Exhibit 99.1
COMMERCIAL METALS COMPANY
REPORTS VOTING RESULTS OF ANNUAL MEETING OF STOCKHOLDERS
     Irving, TX — January 21, 2011 — Commercial Metals Company (NYSE: CMC) announced today the voting results of its Annual Meeting of Stockholders, held January 17, 2011, in Irving, Texas. The Company’s stockholders elected the following four directors to serve as directors until the 2014 Annual Meeting of Stockholders and until their successors are elected:
•	Robert L. Guido —Former Vice Chair and Chief Executive Officer of Ernst & Young’s Assurance and Advisory Practice; director of Bally Technologies, Inc.

•	Sarah E. Raiss—Executive Vice President Corporate Services, Transcanada Corporation, Calgary, Alberta, Canada.

•	J. David Smith—Former Chairman, President and Chief Executive Officer, Euramax International, Inc.; Director of Nortek, Inc.

•	Robert R. Womack -— Former Chairman and Chief Executive Officer, Zurn Industries, Inc. and former Chief Executive of U.S. Industries Bath and Plumbing Products Group.
     The Stockholders also approved the ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending August 31, 2011.
Additional Information Relating to the Board of Directors:
     The Company also announced that (i) Anthony A. Massaro has been appointed the Lead Director of the Board; (ii) Robert L. Guido has been appointed Chair of the Audit Committee of the Board; (iii) J. David Smith has been appointed Chair of the Compensation Committee of the Board; (iv) Richard B. Kelson has been appointed Chair of the Nominating and Corporate Governance Committee of the Board; and (v) Rhys J. Best has been appointed Chair of the Finance Committee, each for a term to expire as of the date of the annual meeting of stockholders in 2012.
     Murray McClean, Chairman, President and Chief Executive Officer commented, “We welcome Sarah Raiss as a new Director; she will bring new expertise and focus to the Board. Dottie Owen, a long-serving Board member, retired at this meeting; on behalf of the Board, I extend my thanks to Dottie for her years of dedicated service to Commercial Metals Company. I look forward to working with the new chairmen of our Committees and our new Lead Director, Tony Massaro.”
     Commercial Metals Company and subsidiaries manufacture, recycle and market steel and metal products, related materials and services through a network including steel minimills, steel fabrication and processing plants, construction-related product warehouses, a copper tube mill, metal recycling facilities and marketing and distribution offices in the United States and in strategic international markets.
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Contact:	Debbie Okle Director, Public Relations 214.689.4354
2011-1